Exhibit 99.1

FOR IMMEDIATE RELEASE

Xethanol Announces Appointment of new CFO and
Election of Two New Independent Board Members

New York, NY, February 2, 2007 — Xethanol Corporation (AMEX: XNL), a renewable fuel company, today announced that it had appointed Gary Flicker as its new Executive Vice President and Chief Financial Officer. Larry Bellone, the Company’s former CFO, will transition to a newly created position, Executive Vice President, Corporate Development, reporting to Mr. David Ames, the Company’s President and CEO. During this transition period, Mr. Bellone will continue in his role as principal accounting officer working closely with Mr. Flicker in the oversight of the company’s financial statements. The company also announced that its Board of Directors had elected Mr. Gil Boosidan and Mr. Robert L. Franklin as new independent members of the Board of Directors. Mr. Boosidan is now the Chair of the company’s Audit Committee, and Mr. Franklin is now the Chair of the company’s new Science Committee and will also serve on its Audit Committee. The Audit Committee is now composed of three new independent directors, Mr. Edwin Klett as well as Mr. Boosidan and Mr. Franklin.

Gary Flicker brings an added dimension to the senior management team of Xethanol as he brings his 25 years plus experience in accounting, financial and managerial experience to help the company pursue its growth initiatives. “Xethanol is pleased to welcome Gary Flicker,” said David Ames, Xethanol’s President and CEO. “During his career, Gary was instrumental in structuring and improving the financial position of several private and public companies.” Mr. Ames added, “We are also pleased to have expanded our Board with the appointments of Mr. Boosidan and Mr. Franklin. We are delighted to have attracted such seasoned professionals to our Board. The financial and accounting credentials of both Mr. Franklin and Mr. Boosidan will complement and enhance the existing composition of our Board. I am confident that both members will provide valuable insights as the Board reviews the business objectives, strategic planning and financial alternatives available to Xethanol.” Mr. Ames further added, “Mr. Bellone’s new position will enable him to take on broader responsibilities including capital raising, business development and special projects.”

Before joining Xethanol, Mr. Flicker was the founder of Flick Financial, a professional CPA/financial services firm established to assist businesses with their financial and related accounting needs. From March 2004 until November 2006, Flick Financial had been engaged by HealthSouth Corp. to assist in restating its financial statements. From 1997 through 2002, Mr. Flicker was the Executive Vice President, Chief Financial Officer/Chief Operating Officer of DVL, Inc. He has been an independent member of the Board of Directors for DVL since 2004 and chairs its Audit Committee. Before joining DVL, Gary was the Financial Director at Finpak USA Financial Services. From 1985 through 1995, he served as Vice President/Financial Director of Integrated Resources, Inc. Gary began his accounting career in 1980 and spent five years as an accountant at two New York City CPA firms. Gary has a B.B.A. in Public Accounting from Hofstra University. He is a licensed CPA in New York and Georgia and is a Member of the American Institute of Certified Public Accountants.

Mr. Boosidan currently serves as Senior Vice President of IDT Corp, a New York Stock Exchange listed company, as well as Treasurer and Chief Executive Officer of IDT Investments, Inc. Mr. Boosidan joined IDT in 1997 and was has played an important role in many of IDT’s public and private financial transactions, including the $1.4 billion sale of Net-2-Phone to AT&T in 2000; the $140 million sale of IDT’s Russia-based subsidiary, Corbina, in 2006; and the $450 million acquisition of IDT Entertainment by Liberty Media also in 2006. From 1993 to 1996, Gil served as Senior Auditor and Staff Officer for the Israeli Defense Forces (IDF), where he was a member of the prestigious Israeli Academic Reserves program. Mr. Boosidan holds a B.A. in Economics and Accounting from the Tel Aviv University and an MBA from the Recanati Graduate School of Business in Tel Aviv. He successfully passed the CPA exams in both Israel and the state of New York.

Mr. Franklin is a career investment banker who is currently the chairman of the Angel Investor Network in Hilton Head, South Carolina and in Savannah, Georgia. Since 1991, Mr. Franklin has been president of Prospect Ventures, Inc., advising private investors, entrepreneurs and private and public emerging growth companies regarding their capital requirements, business strategy, and the development of their boards of directors. He has served on numerous corporate and not-for-profit boards of directors. In July 2003, Mr. Franklin was appointed by Massachusetts Governor Romney as a member of the Massachusetts Public Education Nominating Council, on which he served until February 2005. In 2003 he was vice chairman, and in 2004 he was chairman of the Council. From 1994 to 1999, he was a trustee of the Massachusetts Maritime Academy, a four-year state college. In November 2004, he joined the Advisory Board of the Institute for Effective Governance, a Washington, DC service organization for responsible trustees. From 1998 to 2001, he was a member of the Advisory Board of Directors of the Association of the United States Army. From 1981 to 1991, Mr. Franklin founded and managed Lawrence Energy Associates, Inc., a private consulting and investment banking firm specializing in institutional oil and gas exploration project financings, and was president of its affiliate, Lawrence Associates, Inc., a member of the National Association of Securities Dealers, Inc. From 1981 to 1983, he was a member of the board of directors of Callon Petroleum Company, which today is listed on the New York Stock Exchange. Mr. Franklin received his Bachelor of Arts degree from Boston University and served as a Regular Army officer from 1959 until 1962.

Mr. Boosidan and Mr. Franklin join the current Xethanol Board of Directors, comprised of the following members: William P. Behrens, non-executive Chairman of the Board; David Ames, Xethanol’s President and Chief Executive Officer; Christopher d’Arnaud-Taylor, founder and former CEO of Xethanol; Edwin Klett, senior counsel with the law firm of Buchanan Ingersoll & Rooney; Larry Bellone, EVP Corporate Development of Xethanol; and Richard Ditoro, a principal in the consulting firm Merestone Development.

About Xethanol Corporation

Xethanol Corporation is a renewable energy company focused on converting biomass raw material into ethanol and valuable co-products. The company is developing and executing a two-pronged business strategy: a technology strategy in which it works with leading scientists and licenses, acquires and commercializes innovative technologies; and a production strategy in which it develops regional facilities, located at or near the source of waste biomass. For more information about Xethanol, please visit its website at http://www.xethanol.com.

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For More Information Contact:

Media:	Investors:
ICR	ICR
Michael Fox	ir@xethanol.com
203-682-8200	203-803-3585